Exhibit 99.1

Contact:

Patrick Bratton

Chief Financial Officer

Atlantic Broadband Finance, LLC

(617) 786-8800

Atlantic Broadband Finance, LLC Announces Intention to Refinance Senior Credit Facility

QUINCY, Mass.—(March 20, 2012)—Atlantic Broadband Finance, LLC (“Atlantic Broadband” or the “Company”) announced today its intention to replace its existing $25,000,000 revolving credit facility due in 2015, and $485,837,500 term loan facility due in 2016 (together, the “Existing Credit Facility”) with a new $1,060,000,000 senior secured credit facility (the “New Credit Facility”) comprised of a new $50,000,000 revolving credit facility (the “New Revolving Facility”), a new $660,000,000 first lien term loan facility (the “New First Lien Term Facility”) and a new $350,000,000 second lien term loan facility (the “New Second Lien Term Facility”), the proceeds of which will be used (a) to repay in full all indebtedness and other amounts due or outstanding under its Existing Credit Facility, (b) to repay in full the Company’s 9.375% senior subordinated notes due 2014, and (c) to consummate a cash dividend payment of approximately $345,000,000 to the shareholders of Atlantic Broadband Holdings I, LLC. The New First Lien Term Facility is expected to have a seven-year maturity, the New Second Lien Term Facility is expected to have a seven and one-half year maturity and the New Revolving Facility is expected to have a five-year maturity.

The entry into the New Credit Facility will be contingent upon, among other things, a successful syndication and the satisfaction of conditions precedent to the definitive documentation therefor. The material terms of the New Credit Facility, including those described above, could change materially between the date hereof and the effectiveness of the New Credit Facility.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation reform Act of 1995. Words of expressions such as “intends”, “expects”, “expected”, “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s report filed with the Securities and Exchange Commission (SEC).